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                                   EXHIBIT 99
                        INDEPENDENT ACCOUNTANT'S REPORT

Board of Directors
Orrstown Financial Services, Inc.
Shippensburg, Pennsylvania

         We have reviewed the accompanying consolidated balance sheet of Orrstown Financial Services, Inc. and Subsidiary as of September 30, 2000 and the related consolidated statements of income for the three and nine months ended September 30, 2000 and 1999 and consolidated statements of comprehensive income for the three and nine months ended September 30, 2000 and 1999 and consolidated statements of cash flows for the nine months ended September 30, 2000 and 1999. These financial statements are the responsibility of the corporation's management.

         We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.

                                         /s/ Smith Elliott Kearns & Company, LLC
                                         SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania
November 10, 2000